Exhibit 99.1

NEWS RELEASE

Visa Inc. Declares Quarterly Dividend, Increases Dividend Rate 20%

SAN FRANCISCO, CA, October 20, 2010 – Visa Inc. (NYSE:V) today announced that its board of directors had declared a 20% increase in the quarterly dividend aggregate amount on its class A common stock (determined in the case of class B and class C common stock on an as-converted basis) from $0.125 per share to $0.15 per share, payable on December 7, 2010, to all holders of record of the Company’s class A, class B and class C common stock as of November 19, 2010. The quarterly dividend increase raises the annual dividend rate from $0.50 per share to $0.60 per share.

“This is the second consecutive year that the board has authorized a meaningful increase in Visa’s dividend, demonstrating confidence in our business and our commitment to returning excess cash to shareholders,” said Joseph Saunders, Chairman and Chief Executive Officer of Visa.

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About Visa: Visa is a global payments technology company that connects consumers, businesses, financial institutions and governments in more than 200 countries and territories to fast, secure and reliable digital currency. Underpinning digital currency is one of the world’s most advanced processing networks—VisaNet—that is capable of handling more than 10,000 transactions a second, with fraud protection for consumers and guaranteed payment for merchants. Visa is not a bank and does not issue cards, extend credit or set rates and fees for consumers. Visa’s innovations, however, enable its financial institution customers to offer consumers more choices: pay now with debit, ahead of time with prepaid or later with credit products. For more information, visit www.corporate.visa.com.

Contacts:

Jack Carsky or Victoria Hyde-Dunn, Investor Relations

Visa Inc.

Tel: +1 415 932 2213

E-mail: ir@visa.com

Will Valentine, Media Relations

Visa Inc.

Tel: +1 415 932 2564

E-mail: globalmedia@visa.com